UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 28, 2009
Tesoro Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-3473	95-0862768
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

300 Concord Plaza Drive		78216-6999
San Antonio, Texas		(Zip Code)
(Address of principal executive offices)
(210) 828-8484
(Registrant’s telephone number,
including area code)
Not Applicable
(Former name or former address, if
changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 28, 2009, the Compensation Committee of the Board of Directors (the “Committee”) of Tesoro Corporation (“Tesoro” or the “Company”) approved the terms of the 2009 Incentive Compensation Plan for our named executive officers and other senior executives. The funding metrics are unweighted, discretionary benchmarks the Committee can use to determine the bonus funding level percentage of an executive's base salary. The funding metrics which the Committee can use, on a discretionary basis, to determine awards are:
•	Relative measures that assess performance versus a peer group consisting of seven companies in the refining and marketing industry (Alon USA Energy, Frontier Oil Corporation, Holly Corporation, Sunoco, Valero Energy Corporation, Western Refining and Petroplus Holdings AG). The measures may include total shareholder return, return on capital employed and free cash flow per share.

•	Operational measures that assess performance against pre-established operational goals. The measures may include the Company’s success in executing its business plan, business unit scorecards, environmental and safety stewardship, and capital and cash management.

•	Financial measures that assess financial performance in multiple categories may include, free cash flow, operating income and earnings per share as compared to internal benchmarks and analysts’ expectations.

•	Qualitative considerations that assess the executive’s individual performance.
The 2009 program covers a one-year performance period ending December 31, 2009. Incentive compensation is not payable to the executives unless Tesoro has (1) free cash flow, (2) positive net income and (3) no borrowings on its revolving credit facility at the time of any bonus payment.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 2, 2009

TESORO CORPORATION
By:	/s/ GREGORY A. WRIGHT
Gregory A. Wright
Executive Vice President and Chief Financial Officer

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